Exhibit 99a

ESCROW AGREEMENT

THIS AGREEMENT made and entered into this 25th day of October, 2008, by and between PB Properties & Investments, Inc. whose address is 168 Derwent Place, Las Vegas, NV 89144 (the “Client”); and the Law Offices of Harold P. Gewerter, Esq. Ltd., whose address is 5440 West Sahara Avenue, Suite 300, Las Vegas, Nevada 89146 (the “Escrow Agent”).

WIT N E S SE T H:

WHEREAS, the Client has established an escrow account in which up to $100,000 (the “Funds”) may be deposited.  Harold P. Gewerter, Esq., Ltd. agrees to serve as Escrow/Placement Agent in accordance with the terms and conditions set forth herein.

WHEREAS, the Client and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.

 Establishment of Escrow Account. The parties have established an escrow account with the Escrow Agent and the account shall be located at the offices of the Escrow Agent.

2.

Deposit into the Escrow Account. All Funds will be deposited in the Escrow Account.  The Escrow Account was created and will be maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

3.

The Escrow Period. The Escrow Period shall begin as of the signed date of this agreement (the “Effective Date”) and shall terminate on the first to occur of the following dates:

a.

One year from effective date of this agreement.

b.

Upon funding of $100,000 into the escrow account.

4.

Disbursements from the Escrow Account Upon clearance of the funds, funds shall be delivered to Client upon request after the minimum offering of $20,000 is reached.

5.

Discretion of Escrow Agent. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein.

It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving and holding and disbursing such Funds in accordance with this Agreement.

6.

Escrow Fees. The fee of the Escrow Agent is 0.5% of the Funds raised with a minimum fee of $1,500 which minimum fee shall be paid from the first Funds deposited.  In addition, all hard costs (wire fees, etc.) shall be deducted from disbursements.

7.

Expenses of Escrow Agent. Escrow Agent does not anticipate any expenses other than hard costs as described above.  In the event Escrow Agent does incur any expenses, Client agrees to promptly reimburse Escrow Agent for its actual costs incurred.

8.

Limitation of Liability of Escrow Agent In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or knowing violation of law, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Client given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

9.

Indemnity of Escrow Agent. The Client hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, attorneys’ fees (even if Escrow Agent represents himself), and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

10.

Disputes. In the event that a dispute arises as to the terms of this Agreement, the Escrow Agent shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Escrow Agent with any court of competent jurisdiction within the State of Nevada and shall be reimbursed for all its attorney’s fees and costs connected therewith, even if Escrow Agent, as attorney, represents himself.

11.

Entire Agreement This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

12.

Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company, and the Escrow Agent have executed this Escrow Agreement on the day and year first above-written.

HAROLD P. GEWERTER, ESQ., LTD.

By: /s/ Harold P. Gewerter

Date:      10/25/08

Harold P. Gewerter, Esq.

By:  /s/Pooyan Bakhtiar

Date:      10/25/08

Pooyan Bakhtiar, President

PB Properties & Investments, Inc.

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